EXHIBIT 10.9

TRA.1137-17/N

MASTER AGREEMENT FOR THE SUPPLY

OF PACKAGING AND PACKING MATERIALS

Witnesseth hereby the Master Agreement for the Supply of Packaging and Packing Materials, hereinafter the “Agreement,” entered into by and between:

•	CAMPOSOL S.A., holder of Tax ID Number (RUC) 20340584237, with principal place of business at Av. El Derby 250, District of Santiago de Surco, Province and Department of Lima, acting by and through its Blueberry Business Unit Manager, Rodrigo Fernando MANZO BAEZA, holder of Alien Registration Card (CE) 001188017, according to the power of attorney registered in Electronic Card 11009728 of the Registry of Companies in and for Lima and El Callao – Lima Office, hereinafter referred to as “CAMPOSOL;” and

•	INTEGRITY PACKAGING S.A., holder of Tax ID Number (RUC) 20566030188, with principal place of business at Av. Comercial Lote 13, Urbanización Praderas de Lurín, District of Lurín, Province and Department of Lima, acting by and through its Manager, Bruno Edgardo SARMIENTO BETETA, holder of National Identity Document (DNI) 10867513; and its Director, Piero Martín DYER CORIAT, holder of National Identity Document (DNI) 40685471, according to the powers of attorney registered in Electronic Card 13311270 of the Registry of Companies in and for Lima and El Callao, hereinafter referred to as the “SUPPLIER;”

CAMPOSOL and the SUPPLIER shall be referred to collectively as the “Parties.”

This Agreement is entered into under the following terms and conditions:

ONE: RECITALS

CAMPOSOL is a private-law legal entity whose primary economic activity is agricultural production for export, including crops such as blueberries, asparagus, mangos, table grapes, and peppers, among others, on the estates of its own property. For the performance of its agricultural activities, CAMPOSOL requires a supply of assorted packaging and packing materials, in different presentations for its products. Accordingly, for the duration of this Agreement, it shall place Purchase Orders with the SUPPLIER, which shall be subject to the provisions established in the clauses hereof.

The SUPPLIER is a company with experience and capacity required to meet the expectations and requirements of CAMPOSOL.

TWO: PURPOSE

The SUPPLIER hereby undertakes to supply CAMPOSOL, adequately and promptly, with the goods to be requested (hereinafter, the “Product”) by CAMPOSOL via Purchase Orders, which shall be subject to the clauses of this Agreement (hereinafter, the “Purchase Orders”). Said Purchase Orders shall specify the Product, the quantity and the quality required, the shipping timeline, technical specifications, the price —indicating what said rate includes— and the payment method, place of delivery of the Product, and any other relevant additional information.

CAMPOSOL, for its part, undertakes to pay the corresponding price in full.

THREE: PRICES

The SUPPLIER undertakes and guarantees to maintain its prices throughout the duration of this Agreement, and to supply the Product in strict compliance with the technical specifications provided by CAMPOSOL in each Purchase Order.

The SUPPLIER represents that noneof the inputs intended for the manufacture of packaging materials for a given product were cleared through customs via tariff benefits. Accordingly, CAMPOSOL may avail itself of the drawback. Exclusively in the case of inputs for the manufacture of clamshells for local use, such inputs may be cleared through customs with tariff benefits.

FOUR: PROCUREMENT AND DELIVERY PROCEDURE

CAMPOSOL shall issue Purchase Orders and request the manufacture of the Product via email, making reference to the present executed Agreement in each Purchase Order. The SUPPLIER shall manufacture the Product based on the timeline provided by CAMPOSOL and shall maintain a sufficient stock of Product to supply CAMPOSOL for at least two (2) weeks.

The SUPPLIER is responsible for delivering the Product with updated artwork, as per the design provided by the Quality and/or Marketing area(s) of CAMPOSOL.

In the event that CAMPOSOL has an unexpected order that must be filled immediately, CAMPOSOL shall place such order via email and the SUPPLIER shall inform CAMPOSOL within twenty-four (24) hours of having received said email of the time it shall take to fill the order.

The SUPPLIER is responsible for delivering the Product at the place indicated in the Purchase Order.

The SUPPLIER and CAMPOSOL undertake to comply with the delivery and pick-up dates, respectively, as agreed to in each Purchase Order.

FIVE: GUARANTEE

The SUPPLIER guarantees the good quality of the Product supplied to CAMPOSOL, as per samples and technical specifications approved by CAMPOSOL’s Quality Assurance area. All samples shall be previously signed off by the SUPPLIER and CAMPOSOL in approval of the performance of their obligations, and shall be considered part of the present Agreement.

The SUPPLIER shall comply with the quality of its Product with regard to strength, integrity, and cleanliness, as well as maintaining the image specifications and complying with the shades of color described in the Purchase Order, within the range of permitted colors agreed to by and between CAMPOSOL and the SUPPLIER.

The SUPPLIER shall allow the personnel of CAMPOSOL to visit its facilities to evaluate its quality system. The SUPPLIER may likewise visit the facilities of CAMPOSOL, following prior coordination between the Parties, at the SUPPLIER’s cost.

The SUPPLIER shall have the organizational structure necessary to guarantee that the Products meet the required specifications, promptly resolve any complaints, and guarantee that the established supply deadlines are met.

SIX: PAYMENT CONDITIONS

The agreed payment method shall be established in the Purchase Order to be delivered on each occasion to the SUPPLIER.

SEVEN: OTHER CONSIDERATIONS

CAMPOSOL shall make its best effort to acquire the entirety of the Product requested in the Purchase Order from the SUPPLIER, in accordance with the prices indicated therein, provided it meets the specifications established by CAMPOSOL.

The final quantity to be acquired shall depend on whether the SUPPLIER complies with the quality established for the Product and the performance of the delivery within the permitted limits of tolerance, as per the technical specifications provided by CAMPOSOL’s Quality area. Otherwise, CAMPOSOL shall resort to other suppliers for the supply of the Product. It is likewise expected that the crop forecasts and market behavior turn out as predicted; to the contrary, CAMPOSOL shall adjust all quantities already requested via the Purchase Order, based on such factors.

The SUPPLIER shall also deliver the quality protocol or certificate of quality for each production lot supplied, as well as the corresponding affidavits, so that CAMPOSOL may take advantage of the drawback benefit, given that the inputs imported by the SUPPLIER must be cleared through customs with the corresponding tariff payments (e.g., raw materials destined for boxes for the export of finished goods). As established in Article Three, the SUPPLIER shall only deliver certificates of quality and affidavits for the import of raw materials, indicating “no tariff” for the sale of clamshells, which are a domestic product.

EIGHT: TERM OF THE AGREEMENT

This Agreement shall remain in force for twelve (12) months, as of the date of execution.

NINE: EVENTS OF DEFAULT AND TERMINATION OF THE AGREEMENT

In those cases in which the SUPPLIER fails to comply or complies only partially, late, or defectively (due to a failure to meet the quality conditions established in the Purchase Order) with the provisions under its responsibility, the SUPPLIER shall take urgent actions to replace the defective or missing lot, shipping the Product within four (4) business days after receiving the complaint from CAMPOSOL.

For its part, CAMPOSOL is entitled to stop making purchases from the SUPPLIER, if the SUPPLIER has incurred in one or more events of default, or complied only partially, late, or defectively. In such case, the SUPPLIER shall be responsible for paying the difference between the price for its Product and the price paid by CAMPOSOL when purchasing the Product from other suppliers at a price higher than that agreed to with the SUPPLIER. CAMPOSOL shall be immediately reimbursed by the SUPPLIER for this differential cost, or CAMPOSOL shall deduct it from future bills.

It is hereby established between the Parties that, in the event that the Products are not delivered on time or do not meet the quality requirements established by CAMPOSOL, the SUPPLIER shall be responsible for the damages and losses caused to CAMPOSOL, such as the assumption of expenses incurred due to failure to ship a container to clients on time, etc.

Without prejudice to the foregoing, CAMPOSOL may terminate this Agreement, at any time, without cause, and without being obligated to pay any amount as a penalty or indemnity. For such purpose, it shall be sufficient for CAMPOSOL to notify the SUPPLIER of its decision on the effective date of termination. In such case, CAMPOSOL shall only be obligated to pay for the Product delivered to the satisfaction of CAMPOSOL.

TEN: PENALTIES

In case of a stock shortage due to a lack of Product or failure to deliver the Product by the estimated date, the SUPPLIER shall assume all of the cost overruns generated, as well as all amounts that CAMPOSOL does not earn due to said stock shortage.

Without prejudice to the provisions established in the preceding paragraph, if there is a relationship of causality between the default by the SUPPLIER and the real damages suffered by CAMPOSOL, the SUPPLIER shall be subject to the payment of the corresponding indemnity for damages and losses, as per the terms set forth in Section 1321 of the Civil Code, within fifteen (15) days after being notified with the itemized, valorized list of damages.

It is hereby established by the Parties that defects in the Product may be identified before the Product is shipped in the containers destined for CAMPOSOL’s clients, or once the Product has arrived at its destination. In such cases, the SUPPLIER shall reimburse CAMPOSOL for the expenses and costs incurred, as well as assuming the payment of the corresponding indemnity for losses and damages.

ELEVEN: OBLIGATIONS OF THE SUPPLIER

Forward to CAMPOSOL the Occupational Disability and Life Insurance (SCRT), as well as the Health and Pension Insurance of the personnel assigned for the assembly of the Product at CAMPOSOL’s facilities, when applicable, so that such personnel can be allowed to enter the facilities designated by CAMPOSOL. In the event that the Insurance Policy is not submitted in time, or has not been taken out, the personnel assigned by the SUPPLIER shall not be allowed to enter CAMPOSOL’s facilities, and all damages thereby caused to CAMPOSOL shall be the full responsibility of the SUPPLIER, without prejudice to the indemnity for damages and losses arising from the SUPPLIER’s failure to comply with its obligations.

Provide personal protective equipment, in good condition, to the assigned personnel who shall enter CAMPOSOL’s facilities, including both personnel for the assembly of the Product and the transporter and loaders hired by the SUPPLIER. In the event that the workers do not have such equipment, or the equipment is in poor condition, CAMPOSOL shall not allow said personnel to enter its facilities. In such case, the SUPPLIER shall be responsible for the damages and losses arising due to its failure to comply with its obligations.

Strictly comply with the provisions established in Law 29783 on Workplace Health and Safety and its Regulations – Executive Order (Decreto Supremo) 005-2012-TR, guaranteeing the integrity of the workers under its responsibility. As a user company, it is obligated to ensure the compliance with the laws in force on occupational health and safety matters by its contractors, subcontractors, special service companies, workers’ cooperatives, or freelance workers who carry out works or services at its facilities and properties. To prove said compliance, on the date of execution of the present Agreement, the SUPPLIER shall provide CAMPOSOL’s Occupational Health and Safety area with the documents certifying its compliance with Law 29783 and its Regulations, such as:

•	Workplace Health and Safety Policy

•	Annual Workplace Health and Safety Program

•	Internal Workplace Health and Safety Regulations, for companies with twenty (20) or more employees, including occupational health and safety operating standards

•	Internal Occupational Health and Safety Standards Manual, for companies with fewer than twenty (20) employees

•	Safety Committee Creation Certificate, for companies with twenty (20) or more employees; or résumé of the Workplace Health and Safety Supervisor, for companies with fewer than twenty (20) employees

•	Site Health and Safety Plan for the work or service to be performed, including Hazard Identification, Risk Assessment and Control Measures for all work areas of the personnel assigned to CAMPOSOL

•	Copies of the policies or records proving that all insurance required by the labor laws in force has been taken out, including the Occupational Disability and Life Insurance (SCRT), as applicable to its activity, in the event that its employees shall perform any high risk activity or work in places considered to represent a high risk

5

TWELVE: CONFIDENTIALITY

CAMPOSOL and the SUPPLIER undertake to maintain absolute confidentiality with regard to the information, data, and documents to which they have had access as part of the negotiations resulting in this Agreement, and those to which they may have access during the performance hereof, undertaking not to disclose them to third parties for any reason, nor to use them, except with the written authorization of the other Party.

THIRTEEN: NOTICES AND DOMICILE

Any notice that must be made in accordance with this Agreement shall be sent via messenger, specialized courier, or via any other means requiring the signature or confirmation of the receiving Party. Said notices (in or out-of-court, pertaining to the present Agreement, as amended) must be notified to the domiciles declared by the Parties before the National Superintendency of Customs and Tax Administration (SUNAT).

FOURTEEN: APPLICABLE JURISDICTION

In order to settle any dispute or controversy that may arise in relation to the execution and performance of this Agreement, both Parties waive their right to the jurisdiction of their respective domiciles, and submit to the jurisdiction and competence of the judges and courts of the city of Lima.

FIFTEEN: SUPPLEMENTAL APPLICATION OF THE LAW

For all matters not provided for by the Parties in the present Agreement, both Parties submit to the provisions established in the Civil Code and all other laws of the legal system applicable hereto.

In witness whereof, the Parties execute this Agreement in three (3) counterparts in the city of Lima, this 18th day of July, 2016.

CAMPOSOL:

(By) (signed)    Rodrigo Fernando Manzo Baeza

Blueberry Business Unit Manager

Camposol S.A.

The SUPPLIER:

(By)  (signed)    Piero Martín Dyer Coriat

Director

Integrity Packaging S.A.

(By) (signed)    Bruno Edgardo Sarmiento Beteta

Class A Manager

Integrity Packaging S.

LRL/EB-jcj

011137K17